EXHIBIT 11

                        NORTHWEST NATURAL GAS COMPANY

              Statement Re:  Computation of Per Share Earnings
                    (Thousands, except per share amounts)
                                 (Unaudited)

                                               Three Months Ended
                                                    March 31,
                                               ------------------
                                                 1994       1993
                                                -------    -------

Earnings Applicable to Common Stock. . . .      $18,040   $23,697

  Preference Stock Dividends . . . . . . . . . .     39        41
  Debenture Interest Less Taxes. . . . . . . . .    136       149
                                                -------   -------
Net Income Available for Fully-Diluted
 Common Stock. . . . . . . . . . . . . . . . .  $18,215   $23,887
                                                =======   =======
Average Common Shares Outstanding. . . . . . . . 13,209    12,997

  Stock Options. . . . . . . . . . . . . . . . .     23        26
  Convertible Preference Stock . . . . . . . . .    107       113
  Convertible Debentures . . . . . . . . . . .      413       446
                                                -------   -------
Fully-Diluted Common Shares. . . . . . . . . .  .13,752    13,582
                                                =======   =======

Fully-Diluted Earnings Per Share of Common
 Stock . . . . . . . . . . . . . . . . . . . . .  $1.32     $1.76
                                                =======   =======















Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each period. Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.